Exhibit 99.2

TURNKEY HOME BUYERS USA, INC.

INTERIM FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2015

Turnkey Home Buyers USA, Inc.

Balance Sheets

	June 30, 2015	December 31, 2014
Assets
Cash	$29,347	$103,324
Real estate owned	114,169	51,363
Due from related parties	231,000	227,100
Prepaid insurance	-	1,328
Total assets	$374,516	$383,115

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable & accrued expenses	$7,673	$-
Total Current Liabilities	7,673	-
Total liabilities	7,673	-

Stockholders' Equity
Preferred stock, no par value, 5,000,000 shares authorized; issued and outstanding, none at December 31, 2014.
Common stock, no par value 40,000,000 shares authorized; issued and outstanding, 8,960,000 and 5,002,500 at June 30, 2015 and December 31, 2014, respectively.	800,600	500,250
Accumulated deficit	(433,757)	(117,135)
Total stockholders' equity	366,843	383,115
Total liabilities and stockholders' Equity	$374,516	$383,115

(The accompanying notes are an integral part of these financial statements)

Turnkey Home Buyers USA, Inc.

Statements of Operations

For the Three and Six Months Ended June 30, 2015

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
Income
Revenue	$-	$2,698

Expenses
General and administrative	95,153	228,884
Management fees - related party	57,540	90,436
Total operating expenses	152,693	319,320
Income before (provision) benefit from income taxes	(152,693)	(316,622)
(Provision) benefit from income taxes	-	-
Net loss	$(152,693)	$(316,622)

Basic and diluted loss per common share	$(0.02)	$(0.04)
Weighted average common shares outstanding	8,470,102	7,622,268

(The accompanying notes are an integral part of these financial statements)

Turnkey Home Buyers USA, Inc.

Statement of Stockholders' Equity

For the Six Months Ended June 30, 2015 and the Period From September 12, 2014 (Inception) through December 31, 2014

				Total
	Common Stock		Accumulated	Stockholders'
	Shares	Amount	Deficit	Equity
Balance, December 31, 2013	-	$-	$-	$-

Sale of common stock	5,002,500	500,250	-	500,250
Net Income (Loss)	-	-	(117,135)	(117,135)
Balance, December 31, 2014	5,002,500	500,250	(117,135)	383,115

Sale of common stock	3,170,000	300,350	-	300,350
Net Income (Loss)	-	-	(316,622)	(316,622)
Balance, June 30, 2015	8,172,500	$800,600	$(433,757)	$366,843

(The accompanying notes are an integral part of these financial statements)

Turnkey Home Buyers USA, Inc.

Statements of Cash Flows

For the Six Months Ended June 30, 2015

Cash flows from operating activities:
Net loss	$(316,622)
Adjustments to reconcile net loss to net cash provided (used in) operating activities:
Changes in assets and liabilities:
(Increase) decrease in prepaid management fees - related party	(3,900)
(Increase) decrease in prepaid expenses	1,328
Increase (decrease) in accounts payable and accrued expenses	7,673
Net cash provided by (used) in operating activities	(311,521)

Cash flows from investing activities:
Additions to real estate	(62,806)
Net cash provided by (used) in investing activities	(62,806)

Cash flows from financing activities:
Proceeds from the sale of common stock	300,350
Net cash provided by (used) in financing activities	300,350

Increase (decrease) in cash	(73,977)
Cash and cash equivalents at beginning of period	103,324
Cash and cash equivalents at end of period	$29,347

Supplemental disclosures of cash flow information
Cash paid during the year for:
Taxes paid	$-
Interest paid	$-

(The accompanying notes are an integral part of these financial statements)

TURNKEY HOME BUYERS USA, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2015

Note 1 - Organization and Nature of Operations

Turnkey Home Buyers USA, Inc. (“Turnkey”, the “Company”) was incorporated on September 12, 2014 in Nevada. Turnkey offers clients a full suite of services for residential and commercial real estate transactions including, coaching and mentoring real estate investors to improve their returns, leasing and sales of quality turnkey rental properties, and brokerage of residential and commercial transactions.

Note 2 – Going Concern

As reflected in the accompanying financial statements, during the six months ended June 30, 2015, the Company had a net loss of $316,622 and used $311,521 of cash in operations and had a stockholders’ deficit of $433,757.

The Company has yet to generate revenue. Since inception, the Company has funded its short falls through related party advances and sales of common stock. The Company's future operations are dependent upon its ability to increase revenues along with additional external funding as needed.

There can be no assurance that the Company will be successful in its efforts and this raises substantial doubt about the Company’s future. Should the Company be unable to obtain adequate financing or generate sufficient revenue in the future, the Company’s business, results of operations, liquidity and financial condition would be materially and adversely harmed, and may not be able to continue as a going concern.

Note 3 – Real Estate Owned

During the six months ended June 30, 2015, the Company purchased a residential property and made improvements resulting in a $62,806 increase in the carry value of real estate owned and bringing the total properties owned to two.

Note 4 – Due From Related Parties

Due from related parties represents noninterest bearing advances to certain related parties primarily related to the advance payment of management fees.

Note 5 – Related Party Transactions

During the three and six months ended June 30, 2015, the Company paid $57,540 and $90,436, respectively, in fees for accounting and other consulting work to related parties. During the period from September 12, 2014 through December 31, 2014, the Company recognized related party fees totaling $64,000.

Note 6 – Subsequent Events

On July 6, 2015, Train Travel Holdings, Inc., a Nevada corporation (“TTHX”) completed a Share Exchange Agreement (the “Agreement”) with Turnkey Home Buyers USA, Inc., a Florida corporation (“Turnkey”), TBG Holdings Corporation, a Florida corporation (“TBG”), each of the Turnkey shareholders (the “Shareholders”), and Train Travel Holdings, Inc., a Florida corporation (“TTH”).

Pursuant to the terms of the Agreement, Turnkey shareholders transferred to TTHX all of the issued and outstanding shares of capital stock of Turnkey’s shareholders. In exchange for the Turnkey shares, TTHX transferred 15,337,500 shares of common stock to Turnkey shareholders. Prior to closing, TBG, a principal shareholder of TTHX and Turnkey, tendered to Turnkey for cancellation 15,000,000 shares of Turnkey common stock. Robert Blair, a principal of Turnkey, was a TBG shareholder.

In January 2015, the Company purchased a residential property for $36,000. From January 2015 through August 2015, the Company made improvements to the property totaling approximately $27,011. On October 9, 2015, the Company sold the property for net proceeds of $63,279 resulting in a gain on the disposition of the property of $286.